For More Information
Contact:  James F. Oliviero
KSW, Inc., (718) 340-1409
joliviero@ksww.com

FOR IMMEDIATE RELEASE

KSW, INC.  DECLARES CASH DIVIDEND

Long Island City, New York – November 30, 2010 – KSW, Inc. (NASDAQGM: KSW) today announced that its Board of Directors has declared a cash dividend of $.07 per share, payable on December 20, 2010 to shareholders of record as of December 14, 2010. On May 24, 2010, the Company paid a cash dividend of $.10.  Cash dividends declared in 2010 total $.17.

About KSW

KSW, Inc., through its wholly-owned subsidiary KSW Mechanical Services, Inc., furnishes and installs heating, ventilating and air conditioning (HVAC) systems and process piping systems for institutional, industrial, commercial, high-rise residential and public works projects.  KSW Mechanical Services, Inc. also acts as trade manager on larger construction projects, such as the Mount Sinai Center for Science and Medicine.

Visit our website at www.kswmechanical.com.